Exhibit 99.1

PRESS RELEASE

Press Contact:	Investor Relations Contact:
John Noh	Laura Graves
Cisco	Cisco
(408) 853-8445	(408) 526-6521
jnoh@cisco.com	lagraves@cisco.com

CISCO REPORTS FOURTH QUARTER AND FISCAL YEAR 2007 EARNINGS

•	Q4 Net Sales: $9.4 billion (increase of 18% year over year)

•	Q4 Net Income: $1.9 billion GAAP; $2.3 billion non-GAAP

•	Q4 Earnings per Share: $0.31 GAAP (increase of 24% year over year); $0.36 non-GAAP (increase of 20% year over year)

•	FY 2007 Net Sales: $34.9 billion (increase of 23% year over year)

•	FY 2007 Net Income: $7.3 billion GAAP; $8.4 billion non-GAAP

•	FY 2007 Earnings per Share: $1.17 GAAP (increase of 31% year over year); $1.34 non-GAAP (increase of 22% year over year)

SAN JOSE, Calif. – Aug. 7, 2007 – Cisco®, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its fourth quarter and fiscal year results for the period ended July 28, 2007. Cisco reported fourth quarter net sales of $9.4 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.9 billion or $0.31 per share, and non-GAAP net income of $2.3 billion or $0.36 per share.

“Cisco delivered another record quarter with great execution across the company,” said John Chambers, Chairman and CEO, Cisco. “Again, the performance was based on our balanced approach across products, services, geographies and customer segments and our ability to catch and execute on key market transitions.

“As we turn our attention to the next fiscal year, we believe that we are headed into a new era in networking that we define as the second phase of the Internet. We expect that this phase will be driven by collaboration and Web 2.0 technologies and will become an increasingly influential market trend for businesses. Collaboration has already transformed almost every area of our business internally, resulting in the potential for dramatic gains in productivity and efficiency. We believe this new model will help enable Cisco to identify, target and capture market opportunities more effectively than at any other time in our history.”

Q4 GAAP Results
	Q4 2007	Q4 2006	vs. Q4 2006
Net Sales	$9.4 billion	$8.0 billion	+18.1%
Net Income	$1.9 billion	$1.5 billion	+25.0%
Earnings per Share	$0.31	$0.25	+24.0%

Q4 Non-GAAP Results
	Q4 2007	Q4 2006	vs. Q4 2006
Net Income	$2.3 billion	$1.9 billion	+21.2%
Earnings per Share	$0.36	$0.30	+20.0%

Fiscal Year GAAP Results
	FY 2007	FY 2006	vs. FY 2006
Net Sales	$34.9 billion	$28.5 billion	+22.6%
Net Income	$7.3 billion	$5.6 billion	+31.4%
Earnings per Share	$1.17	$0.89	+31.5%

Fiscal Year Non-GAAP Results
	FY 2007	FY 2006	vs. FY 2006
Net Income	$8.4 billion	$6.9 billion	+21.6%
Earnings per Share	$1.34	$1.10	+21.8%

Scientific-Atlanta, Inc., acquired on February 24, 2006, contributed $2.8 billion to net sales for fiscal 2007, compared with $989 million for fiscal 2006.

A reconciliation between GAAP net income and non-GAAP net income is provided in the table on page 6.

Cisco will discuss fourth quarter and fiscal year 2007 results and business outlook on a conference call and Webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Other Financial Highlights

•

Cash flows from operations were $2.7 billion for the fourth quarter of fiscal 2007, compared with $2.3 billion for the fourth quarter of fiscal 2006, and compared with $2.4 billion for the third quarter of fiscal 2007. Cash flows from operations were $10.1 billion for fiscal 2007, compared with $7.9 billion for fiscal 2006.

•

Cash and cash equivalents, and investments were $22.3 billion at the end of fiscal 2007, compared with $17.8 billion at the end of fiscal 2006, and compared with $22.3 billion at the end of the third quarter of fiscal 2007.

•

During the fourth quarter of fiscal 2007, Cisco repurchased 54 million shares of common stock at an average price of $27.33 per share for an aggregate purchase price of $1.5 billion. During fiscal 2007, Cisco repurchased 297 million shares of common stock at an average price of $26.12 per share for an aggregate purchase price of $7.8 billion. As of July 28, 2007, Cisco had repurchased and retired 2.2 billion shares of Cisco common stock at an average price of $19.40 per share for an aggregate purchase price of approximately $43.2 billion since the inception of the stock repurchase program. On July 26, 2007, our Board of Directors had authorized the repurchase of up to an additional $5 billion of common stock under this program. The remaining authorized repurchase amount as of July 28, 2007 was $8.8 billion with no termination date.

•

Days sales outstanding in accounts receivable (DSO) at the end of the fourth quarter of fiscal 2007 were 38 days, compared with 38 days at the end of the fourth quarter of fiscal 2006, and compared with 33 days at the end of the third quarter of fiscal 2007.

•

Inventory turns on a GAAP basis were 10.3 in the fourth quarter of fiscal 2007, compared with 8.5 in the fourth quarter of fiscal 2006, and compared with 8.8 in the third quarter of fiscal 2007. Non-GAAP inventory turns were 10.1 in the fourth quarter of fiscal 2007, compared with 8.3 in the fourth quarter of fiscal 2006, and compared with 8.6 in the third quarter of fiscal 2007.

“We are very pleased with Cisco’s financial results reflecting another record quarter of revenue and non-GAAP net income as well as a record quarter for cash flow from operations,” said Dennis Powell, chief financial officer, Cisco. “Our strategy is clearly working as we have consistently met or exceeded expectations for many years. This has resulted in Cisco’s ability to increase shareholder value on an average of over 22 percent earnings per share growth, year-over-year, for the past 16 quarters.”

Business Highlights

Acquisitions and Investments

•

Cisco announced that it will invest $150 million to purchase an equity stake in VMware, Inc., subject to regulatory and other closing conditions. Cisco’s investment is intended to strengthen intercompany collaboration toward accelerating customer adoption of VMware virtualization products for use with Cisco networking infrastructure.

•	Cisco completed the acquisitions of WebEx Communications, Inc., IronPort Systems, Inc. and BroadWare Technologies, Inc.

New Products

•

Cisco announced a major extension to the Cisco Unified Wireless Network, including a new wireless location solution and a new unified wireless network software release designed to mobilize assets across an enterprise environment.

•

Cisco unveiled a broad array of innovative new data center products and solutions designed to help customers better utilize their data center resources, deploy more robust business continuance, build cost-effective storage area networks, and enhance data security. Cisco also outlined Data Center 3.0, its vision for the next-generation data center.

•

Cisco launched the Self-Defending Network v. 3.0, an extension of Cisco’s existing network security strategy that now includes wide traffic-inspection capabilities, combining the depth of network-level security with the breadth of capabilities for inspecting e-mail, Web and instant messaging traffic acquired through IronPort.

•

Cisco introduced Cisco In-Store Mobility Solutions designed to help transform retail store environments by delivering highly secure, manageable and extensible mobile solutions designed to improve operations and enhance the consumer shopping experience.

•	Cisco added Internet streaming media capabilities to its Content Delivery System, helping enable service providers to deploy next-generation video entertainment systems.

•

Linksys® introduced enhanced entry-level Gigabit Smart Switches for small businesses and an easy-to-use, Web-based interface that helps small businesses to manage and configure their networks without a dedicated IT staff.

•

Cisco and Scientific Atlanta announced the first of a new RF Gateway series of Universal Edge QAM products, providing cable operators a high level of performance, functionality, reliability and choice as they deploy expanded video on demand, switched digital video and high-speed data services.

Major Customer Announcements

•

Scottrade announced implementation of a new, state-of-the-art data center that is expected to allow the company to continue to grow its business and meet the needs of its customers by being capable of processing up to one million transactions per day. A wide range of Cisco networking products powers this mission-critical data center including 50 Cisco Catalyst® 6500 Series Switches.

•	NTELOS announced its deployment of the Cisco CRS-1 Carrier Routing System to support converged business and residential services including Layer 2 and Layer 3 VPNs and IPTV.

•

The Government of Saskatchewan is deploying a Cisco Outdoor Wireless Network Solution to provide free Internet access to businesses, residents and visitors across the province’s largest four cities. This will be Canada’s largest outdoor wireless network and the first of its kind to be supported on a provincial or state level in North America.

•

Airbus has completed deployment of a Cisco Unified Communications System to help improve collaboration, increase productivity and simplify its communications infrastructure, which will support 45,000 employees. The completion of the deployment marks the shipping of 12 million Cisco Unified IP Phones.

•

Kabul, Afghanistan-based Aga Khan University Hospital launched telemedicine, a first-of-its-kind solution in that country to expand healthcare access and delivery across the country utilizing broadband, wireless video consultation and digital image-transfer technologies. The project is expected to provide hospitals in Afghanistan with real-time access to specialist diagnosis, treatment and training expertise from abroad.

•

Bapatla Engineering College in India plans to deploy the Cisco Digital Media System to extend the classroom environment and create anywhere, anytime learning experiences through remote broadcast and viewing of lectures and on-demand video and other materials.

Key Milestones

•

Combined Endeavor 2007, the world’s largest multinational communications interoperability exercise, used an all-IP infrastructure powered by Cisco equipment to test and document the interoperability of vital communication systems of 42 nations for multinational forces deployed in humanitarian, peacekeeping and disaster-relief efforts.

Editor’s Note:

•

Q4 and FY 2007 conference call to discuss Cisco’s results along with its business outlook to be held at 1:30 p.m. Pacific Time, Tuesday, August 7, 2007. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, August 7, 2007 to 4:30 p.m. Pacific Time, August 14, 2007 at 866-357-4205 (United States) or 203-369-0122 (international). The replay is also available from August 7, 2007 through October 19, 2007 on the Cisco Investor Relations Website at http://www.cisco.com/go/investors.

•

Additional information regarding Cisco’s financials, as well as a Webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, August 7, 2007. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The Webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations Website at http://www.cisco.com/go/investors.

•	A Q&A with Cisco’s CEO and CFO about Q4 and FY 2007 results will be available at http://newsroom.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, visit http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the development of our markets, the future of networking, Cisco’s strategy and positioning, and our ability to foresee market transitions) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry and in various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in the networking industry; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; including risks related to our transition to a new manufacturing model; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters; natural catastrophic events; a pandemic or epidemic; achievement of the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk; currency fluctuations and other international factors; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. Cisco’s results of operations for the three and twelve months ended July 28, 2007 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data, shares used in non-GAAP net income per share calculation and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP net income per share data and shares used in non-GAAP net income per share calculation, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include employee share-based compensation expense, impact to cost of sales from purchase accounting adjustments to inventory, payroll tax on stock option exercises, compensation expense related to acquisitions and investments, in-process research and development, amortization of purchased intangible assets, significant gains and losses on publicly traded equity securities, the income tax effects of the foregoing, tax effects of post-acquisition integration of purchased intangible assets from significant acquisitions, and significant effects of retroactive tax legislation (such as Cisco’s U.S. federal research and development (R&D) tax credit relating to fiscal year 2006 R&D expenses). Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today with the Securities and Exchange Commission.

Copyright © 2007 Cisco Systems, Inc. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Catalyst, Linksys and WebEx are registered trademarks or trademarks of Cisco Systems, Inc. and/or its affiliates in the United States and certain other countries. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
NET SALES:
Product	$7,942	$6,734	$29,462	$23,917
Service	1,491	1,250	5,460	4,567

Total net sales	9,433	7,984	34,922	28,484

COST OF SALES:
Product	2,820	2,396	10,548	8,114
Service	545	443	2,038	1,623

Total cost of sales	3,365	2,839	12,586	9,737

GROSS MARGIN	6,068	5,145	22,336	18,747

OPERATING EXPENSES:
Research and development	1,178	1,064	4,499	4,067
Sales and marketing	1,973	1,600	7,215	6,031
General and administrative	431	311	1,513	1,169
Amortization of purchased intangible assets	109	179	407	393
In-process research and development	74	1	81	91

Total operating expenses	3,765	3,155	13,715	11,751

OPERATING INCOME	2,303	1,990	8,621	6,996

Interest income, net	197	143	715	607
Other income, net	31	13	125	30

Interest and other income, net	228	156	840	637

INCOME BEFORE PROVISION FOR INCOME TAXES	2,531	2,146	9,461	7,633

Provision for income taxes	601	602	2,128	2,053

NET INCOME	$1,930	$1,544	$7,333	$5,580

Net income per share:
Basic	$0.32	$0.25	$1.21	$0.91

Diluted	$0.31	$0.25	$1.17	$0.89

Shares used in per-share calculation:
Basic	6,062	6,081	6,055	6,158

Diluted	6,275	6,187	6,265	6,272

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
GAAP net income	$1,930	$1,544	$7,333	$5,580

Employee share-based compensation expense	222	211	931	1,050
Impact to cost of sales from purchase accounting adjustments to inventory	—	4	—	26
Payroll tax on stock option exercises	10	2	36	15
Compensation expense related to acquisitions and investments	29	21	93	123
In-process research and development	74	1	81	91
Amortization of purchased intangible assets	157	215	563	453

Total adjustments to GAAP income before provision for income taxes	492	454	1,704	1,758

Income tax effect (1)	(154)	(126)	(603)	(452)
Effect of retroactive tax legislation (2)	—	—	(60)	—

Total adjustments to GAAP provision for income taxes	(154)	(126)	(663)	(452)

Non-GAAP net income	$2,268	$1,872	$8,374	$6,886

Diluted net income per share:
GAAP	$0.31	$0.25	$1.17	$0.89

Non-GAAP	$0.36	$0.30	$1.34	$1.10

Shares used in diluted net income per share calculation:
GAAP	6,275	6,187	6,265	6,272

Non-GAAP	6,263	6,181	6,249	6,259

(1)	The income tax effect for the adjustments relating to GAAP income before provision for income taxes was 35.4% for fiscal 2007 and has been determined using the applicable tax rates in jurisdictions to which these adjustments relate.
(2)	In the second quarter of fiscal 2007, the Tax Relief and Health Care Act of 2006 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2006. GAAP net income for fiscal 2007 included a benefit of $60 million related to fiscal 2006 R&D expenses, while non-GAAP net income for fiscal 2007 excluded this benefit.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 28, 2007	July 29, 2006
ASSETS
Current assets:
Cash and cash equivalents	$3,728	$3,297
Investments	18,538	14,517
Accounts receivable, net of allowance for doubtful accounts of $166 at July 28, 2007 and $175 at July 29, 2006	3,989	3,303
Inventories	1,322	1,371
Deferred tax assets	1,953	1,604
Prepaid expenses and other current assets	2,044	1,584

Total current assets	31,574	25,676

Property and equipment, net	3,893	3,440
Goodwill	12,121	9,227
Purchased intangible assets, net	2,540	2,161
Other assets	3,212	2,811

TOTAL ASSETS	$53,340	$43,315

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$786	$880
Income taxes payable	1,740	1,744
Accrued compensation	2,019	1,516
Deferred revenue	5,391	4,408
Other accrued liabilities	3,422	2,765

Total current liabilities	13,358	11,313

Long-term debt	6,408	6,332
Deferred revenue	1,646	1,241
Other long-term liabilities	438	511

Total liabilities	21,850	19,397

Minority interest	10	6

Shareholders’ equity	31,480	23,912

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$53,340	$43,315

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended
	July 28, 2007	July 29, 2006
Cash flows from operating activities:
Net income	$7,333	$5,580
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,413	1,293
Employee share-based compensation expense	931	1,050
Share-based compensation expense related to acquisitions and investments	34	87
Provision for doubtful accounts	6	24
Deferred income taxes	(622)	(343)
Excess tax benefits from share-based compensation	(918)	(432)
In-process research and development	81	91
Net gains and impairment charges on investments	(210)	(124)
Other	—	31
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(597)	(913)
Inventories	61	121
Prepaid expenses and other current assets	(452)	(300)
Lease receivables, net	(156)	(171)
Accounts payable	(107)	(43)
Income taxes payable	1,104	743
Accrued compensation	479	150
Deferred revenue	1,293	575
Other liabilities	431	480

Net cash provided by operating activities	10,104	7,899

Cash flows from investing activities:
Purchases of investments	(20,532)	(21,732)
Proceeds from sales and maturities of investments	17,368	18,480
Acquisition of property and equipment	(1,251)	(772)
Acquisition of businesses, net of cash and cash equivalents acquired	(3,684)	(5,399)
Change in investments in privately held companies	(92)	(186)
Purchase of minority interest of Cisco Systems, K.K. (Japan)	—	(25)
Other	(151)	(10)

Net cash used in investing activities	(8,342)	(9,644)

Cash flows from financing activities:
Issuance of common stock	5,306	1,682
Repurchase of common stock	(7,681)	(8,295)
Issuance of debt	—	6,481
Excess tax benefits from share-based compensation	918	432
Other	126	—

Net cash (used in) provided by financing activities	(1,331)	300

Net increase (decrease) in cash and cash equivalents	431	(1,445)
Cash and cash equivalents, beginning of fiscal year	3,297	4,742

Cash and cash equivalents, end of fiscal year	$3,728	$3,297

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	July 28, 2007	July 29, 2006
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$3,728	$3,297
Fixed income securities	17,297	13,805
Publicly traded equity securities	1,241	712

Total	$22,266	$17,814

INVENTORIES
Raw materials	$173	$131
Work in process	45	377
Finished goods:
Distributor inventory and deferred cost of sales	544	423
Manufacturing finished goods	314	236

Total finished goods	858	659
Service-related spares	211	170
Demonstration systems	35	34

Total	$1,322	$1,371

PROPERTY AND EQUIPMENT, NET
Land, buildings, and leasehold improvements	$4,022	$3,647
Computer equipment and related software	1,605	1,352
Production, engineering, and other equipment	4,264	3,678
Operating lease assets	181	153
Furniture and fixtures	394	363

	10,466	9,193
Less accumulated depreciation and amortization	(6,573)	(5,753)

Total	$3,893	$3,440

LEASE RECEIVABLES, NET (1)
Current	$389	$308
Noncurrent	539	464

Total	$928	$772

OTHER ASSETS
Deferred tax assets	$1,060	$983
Investments in privately held companies	643	574
Income tax receivable	277	279
Lease receivables, net	539	464
Other	693	511

Total	$3,212	$2,811

DEFERRED REVENUE
Service	$4,840	$4,088
Product
Unrecognized revenue on product shipments and other deferred revenue	1,769	1,156
Cash receipts related to unrecognized revenue from two-tier distributors	428	405

Total product deferred revenue	2,197	1,561

Total	$7,037	$5,649

Reported as:
Current	$5,391	$4,408
Noncurrent	1,646	1,241

Total	$7,037	$5,649

Note:

(1)	The current portion of lease receivables, net, is recorded in prepaid expenses and other current assets, and the noncurrent portion is recorded in other assets in the Consolidated Balance Sheets.

SUMMARY OF EMPLOYEE SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Twelve Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
Cost of sales—product	$6	$9	$39	$50
Cost of sales—service	25	22	104	112

Employee share-based compensation expense in cost of sales	31	31	143	162

Research and development	66	67	289	346
Sales and marketing	98	87	392	427
General and administrative	27	26	107	115

Employee share-based compensation expense in operating expenses	191	180	788	888

Total employee share-based compensation expense	$222	$211	$931	$1,050

The income tax benefit for employee share-based compensation expense was $77 million and $342 million for the fourth quarter and for fiscal 2007, respectively, and $59 million and $294 million for the fourth quarter and for fiscal 2006, respectively.

RECONCILIATION OF SHARES USED IN THE GAAP AND NON-GAAP

DILUTED NET INCOME PER SHARE CALCULATION

(In millions)

	Three Months Ended		Twelve Months Ended
	July 28, 2007	July 29, 2006	July 28, 2007	July 29, 2006
Shares used in diluted net income per share calculation—GAAP	6,275	6,187	6,265	6,272
Effect of SFAS 123(R)	(12)	(6)	(16)	(13)

Shares used in diluted net income per share calculation—Non-GAAP	6,263	6,181	6,249	6,259

RECONCILIATION OF GAAP TO NON-GAAP COST OF SALES

USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	July 28, 2007	April 28, 2007	July 29, 2006
GAAP cost of sales	$3,365	$3,219	$2,839
Employee share-based compensation expense	(31)	(35)	(31)
Impact to cost of sales from purchase accounting adjustments to inventory	—	—	(4)
Amortization of purchased intangible assets	(48)	(36)	(36)

Non-GAAP cost of sales	$3,286	$3,148	$2,768